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                                                                   EXHIBIT 08.01

[COOLEY GODWARD LLP LETTERHEAD]

October 11, 2000


Quokka Sports, Inc.
525 Brannan Street
Ground Floor
San Francisco, CA 94107


Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Merger and Reorganization dated as of July 20, 2000, (the "Reorganization Agreement") by and among Quokka Sports, Inc., a Delaware corporation ("Acquiror"), and Total Sports Inc., a Delaware corporation ("Target").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to Acquiror in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

         (a) the Reorganization Agreement;

         (b) the Registration Statement;

         (c) those certain tax representation letters dated October __, 2000, and delivered to us by Acquiror and Target (the "Tax Representation Letters"); and

         (d) such other instruments and documents related to the formation, organization and operation of Acquiror and Target and to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:
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         (a) Original documents submitted to us (including signatures thereto)
are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

         (b) All representations, warranties and statements made or agreed to by Acquiror and Target, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

         (c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

         (d) The Merger will be reported by Acquiror and Target on their respective federal income tax returns in a manner consistent with the opinion set forth below;

         (e) The Merger will be consummated in accordance with the Reorganization Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law;

         (f) Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification; and

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a) of the Code.

In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Material U.S. Federal Income Tax Consequences" contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, it is correct in all material respects.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In
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addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, financial institutions, insurance companies, foreign individuals and entities, tax-exempt entities, dealers in securities, persons who are subject to the alternative minimum tax provisions of the Code, persons who acquired their shares of Target capital stock pursuant to the exercise of an employee option (or otherwise as compensation), persons whose shares of Target capital stock are qualified small business stock for purposes of Section 1202 of the Code, or persons who acquired Target capital stock as part of an integrated investment, such as a "hedge," "straddle," or other risk reduction transaction, composed of Target capital stock and one or more other positions).

No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement, or as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of Acquiror and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.
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[COOLEY GODWARD LLP LETTERHEAD]

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We consent to the reference to our firm under the caption "Material U.S. Federal
Income Tax Consequences" in the Proxy Statement included in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


COOLEY GODWARD LLP


BY: /s/ Susan Cooper Philpot
    ------------------------
    Susan Cooper Philpot